Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO Announces Management Change

PITTSBURGH, May 3, 2016/PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, announces that Kenneth S. Parks, Senior Vice President and Chief Financial Officer, has tendered his resignation to accept a position with another company, with such resignation to be effective on May 31, 2016. Mr. Parks will assist in transitional matters until his departure, and Mr. Timothy A. Hibbard, WESCO’s Vice President and Corporate Controller, will serve as the Company’s Interim Chief Financial Officer while the Company completes a search process for a new Chief Financial Officer. Mr. John J. Engel, WESCO’s Chairman, President and CEO, commented, “We thank Ken for his strong contributions to WESCO over the past four years and wish him all the best in the future.”

# # #

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2015 annual sales were approximately $7.5 billion. The Company employs approximately 9,300 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220, Fax: (412) 222-7409
http://www.wesco.com